Exhibit 23.4

Ref. No.: 6433	August 31, 2018

Azure Power Global Limited

3rd Floor, Asset 301-304 and 307

Worldmark 3, Aerocity

New Delhi 110 037, India

Dear Sirs,

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-3 (Registration No. 333-222171), to be filed by Azure Power Global Limited on August 31, 2018, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours truly,

Shardul Amarchand Mangaldas & Co

/s/ Prashant Gupta

Prashant Gupta

(Partner)